Exhibit 99.1

CONTACT:     Hilary Ginsberg

                           (212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

THIRD QUARTER 2017 FINANCIAL RESULTS

New York, NY, November 1, 2017 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter and nine months ended September 30, 2017.

Third Quarter 2017 Highlights

•	Reported net income available to common stockholders of $57.2 million, or $0.54 per diluted share of common stock, for the three months ended September 30, 2017, as compared to $60.6 million, or $0.83 per diluted share of common stock, for the three months ended September 30, 2016;

•	Reported Operating Earnings (a non-GAAP financial measure defined below) of $49.8 million, or $0.47 per diluted share of common stock, for the three months ended September 30, 2017, as compared to $32.7 million, or $0.45 per diluted share of common stock, for the three months ended September 30, 2016;

•	Generated $71.2 million of net interest income during the quarter from the Company’s $3.8 billion commercial real estate debt portfolio;

•	Committed $423.1 million to new commercial real estate debt investments and funded an additional $45.6 million for loans closed prior to the quarter ended September 30, 2017; for the nine months ended September 30, 2017, committed $910.6 million to new commercial real estate debt investments and funded a total of $190.8 million for loans closed prior to the period, for total capital commitment and deployment of approximately $1.1 billion;

•	Subsequent to quarter end, committed $294.1 million to new commercial real estate debt investments and funded an additional $2.5 million for loans closed prior to the quarter;

•	Completed an underwritten public offering of $230.0 million of the Company’s 4.75% Convertible Senior Notes due 2022 (the “Notes”);

•	Redeemed all the outstanding $86.3 million of the Company’s 8.625% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”); and

•	Declared a $0.46 dividend per share of common stock for the three months ended September 30, 2017.

“Year-to-date, ARI has originated over $1.3 billion of commercial real estate loans and the Company continues to build a pipeline of attractive investment opportunities,” said Stuart Rothstein, Chief Executive Officer and President of ARI. “As we diligently grow ARI’s portfolio, we remain focused on optimizing the Company’s balance sheet. During the quarter, ARI successfully completed a $230 million offering of 4.75% Convertible Senior Notes and redeemed all the outstanding shares of the 8.625% Series A Preferred Stock. In addition, subsequent to quarter end, ARI expanded the Company’s primary credit facility for financing first mortgage loans, providing additional capacity to fund our investment pipeline.”

Third Quarter 2017 Operating Results

The Company reported net income available to common stockholders for the three months ended September 30, 2017 of $57.2 million, or $0.54 per diluted share of common stock, as compared to $60.6 million, or $0.83 per diluted share of common stock, for the three months ended September 30, 2016. Operating Earnings for the three months ended September 30, 2017 were $49.8 million, or $0.47 per diluted share of common stock, as compared to $32.7 million, or $0.45 per diluted share of common stock, for the three months ended September 30, 2016.

For the nine months ended September 30, 2017, the Company reported net income available to common stockholders of $121.9 million, or $1.23 per diluted share of common stock, as compared to $77.9 million, or $1.11 per diluted share of common stock, for the nine months ended September 30, 2016.

Operating Earnings for the nine months ended September 30, 2017 were $133.0 million, or $1.34 per diluted share of common stock, as compared to $96.0 million, or $1.38 per diluted share of common stock, for the nine months ended September 30, 2016.

Third Quarter 2017 Investment Activity

New Investments – During the third quarter, ARI committed capital to the following commercial real estate debt investments:

•	$203.1 million of first mortgage loans ($166.9 million of which were funded during the quarter); and

•	$220.0 million of subordinate loans (all of which were funded during the quarter).

Funding of Previously Closed Loans – During the third quarter, ARI funded approximately $45.6 million for loans closed prior to the quarter.

Loan Repayments – During the third quarter, ARI received approximately $169.3 million from loan repayments, including $6.6 million from first mortgage loans and $162.7 million from subordinate loans. The Company recorded $3.6 million in interest income from a prepayment penalty on one of the subordinate loans that repaid.

Sale of CMBS – ARI received approximately $71.1 million in proceeds from sales and principal pay downs from three CMBS.

Quarter End Commercial Real Estate Debt Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate debt portfolio at September 30, 2017 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Coupon(1)	Weighted Average All-in Yield(1)(2)	Debt	Cost of Funds	Equity at Cost
First mortgage loans	$2,218,222	6.5%	7.3%	$1,140,198	3.6%	$1,078,024
Subordinate loans	1,340,378	11.8%	13.1%	NA	NA	1,340,378

Total/Weighted Average	$3,558,600	8.5%	9.5%	$1,140,198	3.6%	$2,418,402

(1)	Weighted-Average Coupon and Weighted Average All-in-Yield reflects LIBOR at September 30, 2017 which was 1.23%.
(2)	Weighted-Average All-in-Yield includes the amortization of deferred origination fees, loan origination costs and accrual of both extension and exit fees.

Loan-to-Value

At September 30, 2017, the Company’s commercial real estate loan portfolio had a weighted average loan-to-value (“LTV”) of 62%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 61% and the subordinate loans had a weighted average last dollar LTV of 64%.

Book Value

The Company’s book value per share of common stock was $16.36 at September 30, 2017, as compared to book value per share of common stock of $16.16 at June 30, 2017.

Subsequent Events

The following events occurred subsequent to quarter end:

New Investments – ARI committed capital to $294.1 million of first mortgage loans, all of which were funded.

Funding of Previously Closed Loans – ARI funded approximately $2.5 million for previously closed loans.

Loan Repayments – ARI received approximately $166.2 million from loan repayments, including $35.5 million from first mortgage loans and $130.7 million from subordinate loans.

Sale of CMBS – ARI received approximately $48.4 million in proceeds from sales and principal pay downs from four CMBS at $2.5 million in excess of book value at September 30, 2017 and recognized a $7.4 million realized loss on the sale.

Credit Facility

ARI amended and restated the Company’s JPMorgan Facility, which ARI primarily uses to finance first mortgage loans. The amendment increased the borrowing capacity to $1.4 billion from $1.1 billion (both figures include a pre-existing $143.0 million asset specific financing).

Operating Earnings

Operating Earnings is a non-GAAP financial measure that is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from unconsolidated joint ventures; (iv) foreign currency gains/(losses) other than realized gains/(losses) related to interest income; (v) the non-cash amortization expense related to the reclassification of a portion of the convertible senior notes to stockholders’ equity in accordance with GAAP; and (vi) provision for loan losses and impairments. Operating Earnings may also be adjusted to exclude certain other non-cash items, as determined by ACREFI Management, LLC, the Company’s external manager, and approved by a majority of the Company’s independent directors.

In order to evaluate the effective yield of the portfolio, the Company uses Operating Earnings to reflect the net investment income of the Company’s portfolio as adjusted to include the net interest expense related to the Company’s derivative instruments. Operating Earnings allows the Company to isolate the net interest expense associated with the Company’s swaps in order to monitor and project the Company’s full cost of borrowings. The Company also believes that investors use Operating Earnings or a comparable supplemental performance measure to evaluate and compare the performance of the Company and its peers and, as such, the Company believes that the disclosure of Operating Earnings is useful to its investors.

A significant limitation associated with Operating Earnings as a measure of the Company’s financial performance over any period is that it excludes unrealized gains (losses) from investments. In addition, the Company’s presentation of Operating Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Operating Earnings should not be considered as a substitute for the Company’s GAAP net income as a measure of its financial performance or any measure of its liquidity under GAAP.

Beginning with the quarter ended September 30, 2016, the Company slightly modified its definition of Operating Earnings to include realized gains/(losses) on currency swaps related to interest income on investments denominated in a currency other than U.S. dollars. The Company believes that including the effects of realized gains/(losses) on currency swaps related to interest income more accurately reflects the Company’s investment income for a particular period and will allow investors to more easily compare its operating results over various periods. The effects of such unrealized gains/(losses) in prior periods were not material to the Company’s financial results.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The table below reconciles Operating Earnings and Operating Earnings per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three and nine months ended September 30, 2017 and September 30, 2016:

($ amounts in thousands, except per share data)

	Three Months Ended September 30, 2017	Earnings Per Share (Diluted)	Three Months Ended September 30, 2016	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$57,208	$0.54	$60,583	$0.83
Adjustments:
Equity-based compensation expense	2,635	0.02	1,828	0.03
Unrealized (gain)/loss on securities	(13,488)	(0.13)	9,798	0.13
Unrealized (gain)/loss on derivative instruments	7,481	0.07	(4,815)	(0.07)
Foreign currency(gain)/ loss, net	(7,850)	(0.07)	4,861	0.07
Bargain purchase gain	—	—	(40,021)	(0.55)
Amortization of convertible senior notes related to equity reclassification	769	0.01	590	0.01
Series A preferred stock redemption charge	3,016	0.03	—	—
(Income)/loss from unconsolidated joint venture	—	—	(80)	—

Total adjustments:	(7,437)	(0.07)	(27,839)	(0.38)

Operating Earnings	$49,771	$0.47	$32,744	$0.45

Basic weighted average shares of common stock outstanding:	105,446,704		71,919,549
Diluted weighted average shares of common stock outstanding:	106,812,721		72,861,611

	Nine Months Ended September 30, 2017	Earnings Per Share (Diluted)	Nine Months Ended September 30, 2016	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$121,946	$1.23	$77,864	$1.11
Adjustments:
Equity-based compensation expense	9,887	0.10	5,434	0.08
Unrealized (gain)/loss on securities	(11,830)	(0.12)	36,601	0.53
Provision for loan losses and impairments	5,000	0.05	15,000	0.22
Unrealized (gain)/loss on derivative instruments	17,916	0.18	(22,831)	(0.33)
Foreign currency (gain)/loss, net	(18,135)	(0.18)	22,417	0.33
Bargain purchase gain	—	—	(40,021)	(0.59)
Amortization of convertible senior notes related to equity reclassification	1,995	0.02	1,745	0.03
Series A preferred stock redemption charge	3,016	0.03	—	—
(Income)/loss from unconsolidated joint venture	2,847	0.03	(207)	—
Realized gain from unconsolidated joint venture	346	0.00	—	—

Total adjustments:	11,042	0.11	18,138	0.27

Operating Earnings	$132,988	$1.34	$96,002	$1.38

Basic weighted average shares of common stock outstanding:	97,546,437		68,913,362
Diluted weighted average shares of common stock outstanding:	98,919,689		69,865,603

Teleconference Details:

The Company will host a conference call to discuss its financial results on Thursday, November 2, 2017 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s third quarter 2017 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 95818283). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Thursday, November 2, 2017 and ending at midnight on Thursday, November 9, 2017. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 95818283.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $241.6 billion of assets under management as of September 30, 2017.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Balance Sheets (in thousands—except share and per share data)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets:
Cash and cash equivalents	$140,229	$200,996
Restricted cash	76	62,457
Securities, at estimated fair value	191,902	331,076
Securities, held-to-maturity	—	146,352
Commercial mortgage loans, held for investment, net	2,233,326	1,641,856
Subordinate loans, held for investment, net	1,325,274	1,051,236
Investment in unconsolidated joint venture	—	22,103
Derivative assets, net	—	5,906
Interest receivable	27,895	19,281
Other assets, net	14,240	1,714

Total Assets	$3,932,942	$3,482,977

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements (net of deferred financing costs of $10,884 and $6,763 in 2017 and 2016, respectively)	$1,278,631	$1,139,803
Convertible senior notes, net	471,911	249,994
Participations sold	—	84,979
Derivative liabilities, net	11,746	—
Accounts payable, accrued expenses and other liabilities	8,852	17,681
Payable to related party	8,309	7,015
Dividends payable	55,916	51,278

Total Liabilities	1,835,365	1,550,750
Commitments and Contingencies (See Note 14)
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A Preferred stock, 0 and 3,450,000 shares issued and outstanding ($0 and $86,250 aggregate liquidation preference) in 2017 and 2016, respectively	—	35
Series B Preferred stock, 8,000,000 shares issued and outstanding ($200,000 aggregate liquidation preference) in 2017 and 2016	80	80
Series C Preferred stock, 6,900,000 shares issued and outstanding ($172,500 aggregate liquidation preference) in 2017 and 2016	69	69
Common stock, $0.01 par value, 450,000,000 shares authorized, 105,451,235 and 91,422,676 shares issued and outstanding in 2017 and 2016, respectively	1,055	914
Additional paid-in-capital	2,163,539	1,983,010
Retained earnings (accumulated deficit)	(67,166)	(48,070)
Accumulated other comprehensive loss	—	(3,811)

Total Stockholders’ Equity	2,097,577	1,932,227

Total Liabilities and Stockholders’ Equity	$3,932,942	$3,482,977

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net interest income:
Interest income from securities	$2,625	$8,029	$9,247	$23,685
Interest income from securities, held to maturity	—	2,875	4,132	8,597
Interest income from commercial mortgage loans	41,203	27,460	112,690	72,727
Interest income from subordinate loans	47,268	32,207	121,298	89,649
Interest expense	(19,855)	(17,256)	(56,089)	(47,620)

Net interest income	71,241	53,315	191,278	147,038

Operating expenses:
General and administrative expenses (includes $2,635 and $9,887 of equity-based compensation in 2017 and $1,828 and $5,434 in 2016, respectively)	(4,629)	(8,352)	(15,587)	(21,456)
Management fees to related party	(8,309)	(5,903)	(23,484)	(16,374)

Total operating expenses	(12,938)	(14,255)	(39,071)	(37,830)
Income/(loss) from unconsolidated joint venture	—	80	(2,847)	207
Other income	359	309	710	334
Provision for loan losses and impairments	—	—	(5,000)	(15,000)
Realized loss on sale of assets	(4,076)	(225)	(5,118)	(225)
Unrealized gain/(loss) on securities	13,488	(9,798)	11,830	(36,601)
Foreign currency gain/(loss)	7,763	(4,369)	17,848	(21,926)
Bargain purchase gain	—	40,021	—	40,021
Gain/(loss) on derivative instruments (includes unrealized gains/(losses) of $(7,302) and $(17,626) in 2017 and $(10,297) and $1,731 in 2016, respectively)	(7,481)	4,815	(17,916)	22,831

Net income	68,356	69,893	151,714	98,849

Preferred dividend	(11,148)	(9,310)	(29,768)	(20,985)

Net income available to common stockholders	$57,208	$60,583	$121,946	$77,864

Basic and diluted net income per share of common stock	$0.54	$0.83	$1.23	$1.11

Basic weighted average shares of common stock outstanding	105,446,704	71,919,549	97,546,437	68,913,362

Diluted weighted average shares of common stock outstanding	106,812,721	72,861,611	98,919,689	69,865,603

Dividend declared per share of common stock	$0.46	$0.46	$1.38	$1.38